Exhibit 3.13

CORDERO MINING HOLDINGS LLC

CERTIFICATE OF FORMATION

Pursuant to Section 18-208 of the

DELAWARE LIMITED LIABILITY COMPANY ACT

The undersigned, in order to form a limited liability company pursuant to Section 18-201 of the DELAWARE LIMITED LIABILITY COMPANY ACT, does certify:

FIRST

The name of the Limited Liability Company is Cordero Mining Holdings LLC.

SECOND

The address of the Limited Liability Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD

To the fullest extent permitted by law, the Limited Liability Company shall indemnify and hold harmless any current or former Manager or Officer from and against any loss, expenses, judgment, settlement cost, fee and related expenses (including attorneys’ fees and expenses), costs or damages suffered or sustained by reason of being or having been a Manager or Officer, or arising out of or in connection with any action or failure to act except to the extent: (i) such Manager’s or Officer’s acts or omissions constitute willful misconduct or negligence or (ii) such Manager or Officer received improper personal benefit on account thereof. The Limited Liability Company shall advance reasonable attorneys’ fees and other costs and expenses incurred by any current or former Manager or Officer in connection with the defense of any pending or threatened action of proceeding that arises out of conduct which is the subject of the indemnification provided hereunder, subject to such Manager’s or Officer’s agreement to reimburse the Limited Liability Company for such advance to the extent that it shall finally be determined by a court of competent jurisdiction that such Manager or Officer was not entitled to indemnification under this Third Article. Notwithstanding the foregoing, the provisions of this Third Article shall not be construed so as to provide for indemnification for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Third Article to the fullest extent permitted by law.

IN WITNESS WHEREOF, under penalties of perjury, I have hereunto set my hand this 15th day of July 2009, and I affirm that the foregoing Certificate of Formation is my act and deed and that the facts stated therein are true.

/s/ Shannon S. Crompton
SHANNON S. CROMPTON
Authorized Person